Exhibit 99.1
                                                                    ------------

                    Pierre Foods Completes MBO Share Exchange

                  CINCINNATI, OHIO (July 26, 2002) -- Pierre Foods, Inc. (OTCBB:
FOOD.OB) announced today that it completed its share exchange with PF Management, Inc., resulting in a management buyout of Pierre Foods. As a result of the share exchange, each shareholder of Pierre Foods, other than PF Management, is entitled to receive $2.50 in cash per share of Pierre Foods common stock they owned immediately before the share exchange and Pierre Foods becomes a wholly-owned subsidiary of PF Management.

                  Pierre Foods owns and operates food processing facilities in Cincinnati, Ohio and Claremont, North Carolina. The company is a leading manufacturer of fully cooked branded and private-label protein and bakery products and is believed to be the largest integrated producer of microwaveable sandwiches. The company provides specialty beef, poultry and pork products formed and portioned to meet specific customer requirements. It sells primarily to the foodservice market and serves leading national restaurant chains, a majority of primary and secondary schools, vending, convenience stores and other niche markets.

                  Certain statements made in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results. As detailed in the company's periodic SEC reports, with respect to Pierre Foods these risks and uncertainties include, among others: the company's substantial leverage and insufficient cash flow from operations; restrictions imposed by the company's debt instruments; factors inhibiting a hostile takeover of the company; the stock available for sale and a limited secondary market for the stock; stock price volatility and the absence of dividends; competition; government regulation; general risks of the food industry; adverse changes in food costs and availability of supplies; dependence on key personnel; and potential labor disruption. In view of these considerations, investors should not place undue reliance on the predictive value of the forward-looking statements made in this press release.


CONTACT:

Pamela M. Witters, Chief Financial Officer, (513) 874-8741